UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2015

TEAM, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate line below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 — CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 — CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the — Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the — Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

The information concerning the third amended and restated credit agreement set forth in Item 2.03 of this Current Report on Form 8-K is incorporated into this Item 1.01 by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On July 7, 2015, Team Inc. (“Team” or the “Company”) entered into a third amended and restated credit agreement with Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Credit Facility”). The Credit Facility consists of: (i) a $300.0 million, five-year revolving loan facility (the “Revolving Facility”), including a $25.0 million sublimit for swingline loans, a $50.0 million sublimit for letters of credit, and a $100.0 million discretionary sublimit for multicurrency borrowings in Euro and Canadian dollars and other currencies as may be agreed, and (ii) a $200.0 million five-year term loan facility (the “Term Loan”), the proceeds of which were used to fund, in part, the Company’s previously announced acquisition of the Qualspec Group. The Credit Facility also provides the Company with the option to increase the aggregate principal amount of the revolving loan facility by up to $100.0 million, subject to satisfaction of certain specified conditions. For any such increase, the Company may ask one or more lenders to increase their existing commitments and/or invite additional eligible lenders to become Lenders under the Credit Facility.

Borrowings under the Credit Facility bear interest through maturity at a variable rate based upon, at Team’s option, either LIBOR or the base rate (which is the highest of the administrative agent’s prime rate, 0.50% in excess of the overnight federal funds rate, and 1.00% in excess of the one-month LIBOR), plus in each case, an applicable margin, based on the applicable leverage ratio, from 1.25% to 2.25% per annum for LIBOR loans and from 0.25% to 1.25% per annum for base rate loans. The Company is also required to pay a commitment fee on the actual daily unused amount of the aggregate revolving commitments, ranging from 0.20% to 0.40% per annum based upon the Company’s leverage ratio. Additionally, the Company is required to pay variable per annum fees equal to the applicable margin for LIBOR rate loans in respect of outstanding letters of credit. During the five years after the closing date, the Company will be required to make quarterly amortization payments on the Term Loan.

The Company’s obligations under the Credit Facility are guaranteed by its direct and indirect material domestic subsidiaries. The obligations under the Credit Facility and the guarantees are secured by a lien on substantially all of the Company’s tangible and intangible property (subject to certain specified exclusions) and by a pledge of all of the equity interests in its direct and indirect material domestic subsidiaries and 65% of the equity interests in its material first-tier foreign subsidiaries.

The Credit Facility contains customary representations, warranties, covenants and events of default, including a change of control event of default, and limitations on the Company’s and its subsidiaries’ ability to, incur liens, incur additional indebtedness, make loans and investments, engage in mergers, acquisitions and dispositions, engage in asset sales, declare dividends or redeem or repurchase capital stock, alter the business conducted by the Company and its subsidiaries, transact with affiliates, prepay certain indebtedness and enter into restrictive agreements.

The Credit Facility also contains financial covenants requiring the Company to maintain as of the end of each fiscal quarter (i) a maximum ratio of consolidated funded debt to consolidated EBITDA of not more than 4.00:1.00 (with specified step-downs to 3.00:1.00 commencing August 31, 2016 (the final step-down being effective February 28, 2018)), (ii) a maximum ratio of senior secured debt to consolidated EBITDA of not more than 3.00 to 1.00, and (iii) an interest coverage ratio of less than 3.00 to 1.00. During the continuance of an event of default, the Lenders may accelerate all outstanding debt and terminate all lending and letter of credit commitments.

The foregoing summary of the Credit Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Facility, which is filed as Exhibit 10.1 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Third Amended and Restated Credit Agreement dated as of July 7, 2015 among Team, Inc., Bank of America, N.A. as Administrative Agent, Swingline Lender and L/C Issuer, JPMorgan Chase Bank, N.A., as Syndication Agent, Compass Bank, as Documentation Agent and the other Lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Team, Inc.
(Registrant)

Date: July 9, 2015	By:	/s/ Andre C. Bouchard
André C. Bouchard
Executive Vice President – Administration, Chief Legal Officer and Secretary